News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FIRST-QUARTER 2015 FINANCIAL RESULTS

* Revenue declines 5 percent (Revenue grows 1 percent on a constant currency(1) basis)
* Diluted loss per share of 87 cents vs $1.15 in 1Q 2014
* Non-GAAP diluted loss per share(2) of 32 cents vs 74 cents in 1Q 2014
* Company launches program to enhance competitiveness; Restructuring charge of approximately $300 million expected over the next several quarters

BLUE BELL, Pa., April 23, 2015 - Unisys Corporation (NYSE: UIS) today reported a first-quarter 2015 net loss of $43.2 million, or 87 cents per diluted share, which included $27.4 million of pension expense. In the first quarter of 2014, the company reported a net loss of $53.5 million, or $1.15 per diluted share, which included $19.3 million of pension expense. Excluding pension expense in both periods, the non-GAAP diluted loss per share in the first quarter of 2015 was 32 cents compared to 74 cents in the first quarter of 2014.

First-quarter 2015 revenue declined 5 percent to $721 million from $762 million in the year-ago quarter. First-quarter 2015 revenue grew 1 percent on a constant currency basis.

"We were pleased to see revenue growth of 1 percent on a constant currency basis during the first quarter of 2015 and 13 percent growth in our U.S. Federal government business," said Unisys President and CEO Peter Altabef. "While our technology margins increased, our service margins declined. We are taking actions to streamline our business by enhancing our competitiveness and accelerating the pace of innovation. Our focus is on making Unisys an agile leader that can anticipate and rapidly respond to market opportunities globally."

In connection with organizational initiatives designed to create a more competitive cost structure and rebalance the company's global skill set to take advantage of growth opportunities, Unisys expects to recognize a pretax restructuring charge currently estimated at approximately $300 million over the next several quarters. The company expects to reduce worldwide headcount by approximately 8 percent. As a result of these actions, the company expects to generate annualized savings of approximately $200 million by the end of 2016.

FIRST-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS

U.S. and Canada revenue rose 9 percent in the quarter. Revenue from the rest of the world declined 16 percent. On a constant currency basis, international revenue declined 5 percent.

U.S. Federal government revenue in the first quarter of 2015 grew 13 percent versus the year-ago quarter. Public Sector revenue, which includes U.S. state and local and international governments, declined 10 percent. Financial industry revenue also declined by 10 percent. Revenue from Commercial industry clients declined 7 percent.

First-quarter 2015 services revenue declined 6 percent from the prior-year quarter. On a constant currency basis, services revenue was flat. First-quarter 2015 services gross profit margin decreased to 14.1 percent from 15.8 percent a year ago while services operating profit (loss) margin declined to (1.3) percent from 1.5 percent a year ago.

First-quarter 2015 services orders increased from year-ago levels primarily driven by higher orders for Cloud and Infrastructure Services. Services backlog at March 31, 2015 was $4.5 billion compared to $4.8 billion at December 31, 2014. Services backlog at March 31, 2015 was flat compared to March 31, 2014 and up on a constant currency basis.

First-quarter 2015 technology revenue rose 3 percent from the prior-year quarter driven by higher sales of our enterprise software and servers. On a constant currency basis, technology revenue increased by 13 percent. Reflecting the higher enterprise software and server sales, first-quarter 2015 technology gross profit margin rose to 49.6 percent from 41.3 percent in the year-ago quarter and technology operating profit (loss) margin increased to 5.2 percent from (16.4) percent in the year-ago quarter.

The company reported an overall first-quarter 2015 gross profit margin of
16.2 percent compared with 17.5 percent in the year-ago quarter. Operating expenses (SG&A and R&D expenses) declined 4 percent from the year-ago period. The company reported a first-quarter 2015 operating loss of $30.0 million compared with an operating loss of $19.9 million in the first quarter of 2014. Pension expense was $8.4 million higher in the first quarter of 2015.

The company reported a first-quarter 2015 pretax loss of $27.7 million compared with a pretax loss of $31.7 million in the year-ago quarter. Excluding pension expense in both periods, the company reported a non-GAAP pretax profit(3) of $0.2 million in the first quarter of 2015 compared with a non-GAAP pretax loss of $12.2 million in the first quarter of 2014.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys used $43 million of cash from operations in the first quarter of 2015 compared to $20 million in cash from operations generated in the first quarter of 2014. Cash from operations included pension contributions of $39 million in the first quarter of 2015, a decrease from $56 million in the first quarter of 2014. Capital expenditures in the first quarter of 2015 were $57 million compared with $45 million in the year-ago quarter. After capital expenditures, the company used $101 million of free cash(4) in the first quarter of 2015 compared with free cash usage of $25 million in the first quarter of 2014. The company had free cash usage before pension contributions of $62 million in the first quarter of 2015 compared with free cash flow before pension contributions of $31 million in the year-ago quarter.

At March 31, 2015, the company reported a cash balance of $402 million and total debt of $224 million.

NON-GAAP INFORMATION

Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include constant currency, non-GAAP diluted earnings per share, non-GAAP pretax profit, free cash flow, and free cash flow before pension contributions.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) Constant currency - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

(2) Non-GAAP diluted earnings/loss per share - Unisys recorded pension expense of $27.4 million and $19.3 million during the first quarters of 2015 and 2014, respectively. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP diluted earnings/loss per share calculations.

(3) Non-GAAP pretax profit/loss - Unisys recorded pension expense of $27.9 million and $19.5 million during the first quarters of 2015 and 2014, respectively. In an effort to provide investors with a perspective on the company's profitability without these charges, they are excluded from the non-GAAP pretax profit/loss calculations.

(4) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations, free cash flow before pension funding is also provided.

CONFERENCE CALL

Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS

Unisys is a global information technology company that solves complex IT challenges at the intersection of modern and mission critical. We work with many of the world's largest companies and government organizations to secure and keep their mission-critical operations running at peak performance; streamline and transform their data centers; enhance support to their end users and constituents; and modernize their enterprise applications. We do this while protecting and building on their legacy IT investments. Our offerings include outsourcing and managed services, systems integration and consulting services, high-end server technology, cybersecurity and cloud management software, and maintenance and support services. Unisys has more than 20,000 associates serving clients around the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the company's ability to maintain and grow its technology business; the company's ability to drive profitable growth in consulting and systems integration; the company's ability to profitably grow its outsourcing business; the company's ability to attract, motivate and retain experienced and knowledgeable personnel in key positions; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's contracts may not be as profitable as expected or provide the expected level of revenues; cybersecurity breaches could result in significant costs and could harm the company's business and reputation; a significant disruption in the company's IT systems could adversely affect the company's business and reputation; the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the company's ability to continue to simplify its operations and provide services more cost efficiently; the adverse effects of global economic conditions; contracts with U.S. governmental agencies may subject the company to audits, criminal penalties, sanctions and other expenses and fines; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0423/9330

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                           Three Months
                                          Ended March 31
                                       -------------------
                                         2015       2014
                                       --------   --------
Revenue
  Services                               $639.0     $681.7 *
  Technology                               82.2       80.0 *
                                       --------   --------
                                          721.2      761.7
Costs and expenses
  Cost of revenue:
    Services                              564.3      583.6 *
    Technology                             39.9       45.1 *
                                       --------   --------
                                          604.2      628.7
Selling, general and administrative       128.8      138.5
Research and development                   18.2       14.4
                                       --------   --------
                                          751.2      781.6
                                       --------   --------
Operating loss                            (30.0)     (19.9)

Interest expense                            2.6        2.0
Other income (expense), net                 4.9       (9.8)
                                       --------   --------
Loss before income taxes                  (27.7)     (31.7)
Provision for income taxes                 13.3       16.0
                                       --------   --------
Consolidated net loss                     (41.0)     (47.7)
Net income attributable
  to noncontrolling interests               2.2        3.1
                                       --------   --------
Net loss  attributable
  to Unisys Corporation                   (43.2)     (50.8)
Preferred stock dividend                     -         2.7
                                       --------   --------
Net loss attributable
  to Unisys Corporation
  common shareholders                    ($43.2)    ($53.5)
                                       ========   ========

Loss per common share attributable
  to Unisys Corporation
    Basic                               ($  .87)  ($  1.15)
                                       ========   ========
    Diluted                             ($  .87)  ($  1.15)
                                       ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                  49,821     46,343
  Diluted                                49,821     46,343

* Changed to conform with the 2015 presentation.

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                  Elimi-
                       Total      nations    Services  Technology
                      --------   --------    --------  ----------
Three Months Ended
March 31, 2015
------------------
Customer revenue        $721.2                 $639.0       $82.2
Intersegment                        ($6.7)        -           6.7
                      --------   --------    --------    --------
Total revenue           $721.2      ($6.7)     $639.0       $88.9
                      ========   ========    ========    ========
Gross profit percent     16.2%                  14.1%       49.6%
                      ========               ========    ========
Operating profit
  (loss) percent         (4.2%)                 (1.3%)       5.2%
                      ========               ========    ========
Three Months Ended
March 31, 2014 *
------------------
Customer revenue        $761.7                 $681.7       $80.0
Intersegment                        ($6.1)        0.2         5.9
                      --------   --------    --------    --------
Total revenue           $761.7      ($6.1)     $681.9       $85.9
                      ========   ========    ========    ========
Gross profit percent     17.5%                  15.8%       41.3%
                      ========               ========    ========
Operating profit
  (loss) percent         (2.6%)                  1.5%      (16.4%)
                      ========               ========    ========

* Changed to conform with the 2015 presentation.

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         March 31,   December 31,
                                           2015         2014
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $402.0       $494.3
Accounts and notes receivable, net           484.8        619.3
Inventories
   Parts and finished equipment               29.0         22.2
   Work in process and materials              31.3         24.5
Deferred income taxes                         16.6         16.4
Prepaid expense and other
 current assets                              142.4        140.6
                                        ----------   ----------
Total                                      1,106.1      1,317.3
                                        ----------   ----------
Properties                                 1,004.7      1,059.4
Less accumulated depreciation
  and amortization                           837.4        890.7
                                        ----------   ----------
Properties, net                              167.3        168.7
                                        ----------   ----------
Outsourcing assets, net                      160.1        150.9
Marketable software, net                     144.5        144.1
Prepaid postretirement assets                 21.4         19.9
Deferred income taxes                        152.4        154.6
Goodwill                                     179.6        183.9
Other long-term assets                       200.1        209.3
                                        ----------   ----------
Total                                     $2,131.5     $2,348.7
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Current maturities of long-term debt          $2.2         $1.8
Accounts payable                             230.3        262.5
Deferred revenue                             316.6        348.3
Other accrued liabilities                    314.2        385.1
                                        ----------   ----------
Total                                        863.3        997.7
                                        ----------   ----------
Long-term debt                               221.6        222.2
Long-term postretirement liabilities       2,272.1      2,369.9
Long-term deferred revenue                   109.7        119.5
Other long-term liabilities                   86.1         91.8
Commitments and contingencies
Total deficit                             (1,421.3)    (1,452.4)
                                        ----------   ----------
Total                                     $2,131.5     $2,348.7
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                              Three Months Ended
                                                   March 31
                                             -------------------
                                                2015       2014
                                              -------    -------
Cash flows from operating activities

Consolidated net loss                          ($41.0)    ($47.7)
Add (deduct) items to reconcile consolidated net loss
 to net cash (used for) provided by operating activities:
Foreign currency transaction loss                   -        5.8
Employee stock compensation                       4.4        7.2
Depreciation and amortization of properties      11.7       12.0
Depreciation and amortization of
 outsourcing assets                              12.7       13.3
Amortization of marketable software              16.3       14.7
Other non-cash operating activities              (0.1)      (0.1)
Disposals of capital assets                       1.4        0.3
Gain on sale of business                            -       (0.7)
Pension contributions                           (38.7)     (55.5)
Pension expense                                  27.9       19.5
(Increase)decrease in deferred
 income taxes, net                               (4.4)       2.8
Decrease in receivables, net                    106.8      121.2
(Increase) decrease in inventories              (15.1)       3.0
Decrease in accounts payable
 and other accrued liabilities                 (106.4)     (66.0)
Decrease in other liabilities                   (11.1)      (9.6)
Increase in other assets                         (7.7)      (0.1)
                                              -------    -------
Net cash (used for) provided by
 operating activities                           (43.3)      20.1
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    1,153.4    1,431.6
 Purchases of investments                    (1,126.7)  (1,429.0)
 Investment in marketable software              (16.7)     (20.7)
 Capital additions of properties                (13.9)     (15.2)
 Capital additions of outsourcing assets        (26.7)      (8.7)
 Other                                            1.5        0.9
                                              -------    -------
Net cash used for investing activities          (29.1)     (41.1)
                                              -------    -------
Cash flows from financing activities

 Purchases of common stock                          -        (.9)
 Payments of long-term debt                      (0.3)         -
 Dividends paid on preferred shares                 -       (4.0)
 Proceeds from exercise of stock options          3.5        2.6
                                              -------    -------
Net cash provided by (used for)
  financing activities                            3.2       (2.3)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           (23.1)      (2.7)
                                              -------    -------

Decrease in cash and cash equivalents           (92.3)     (26.0)
Cash and cash equivalents, beginning of
 period                                         494.3      639.8
                                              -------    -------
Cash and cash equivalents, end of period       $402.0     $613.8
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                                                 Three Months
                                                Ended March 31
                                              ------------------
                                                 2015     2014
                                               -------- --------
GAAP net loss attributable to Unisys
  Corporation common shareholders                ($43.2)  ($53.5)

Pension expense, net of tax                        27.4     19.3
                                               -------- --------
Non-GAAP net loss attributable to Unisys
  Corporation common shareholders                 (15.8)   (34.2)

Add preferred stock dividend                        0.0      0.0
                                               -------- --------
Non-GAAP net loss attributable to Unisys
  Corporation for diluted earnings per share     ($15.8)  ($34.2)
                                               ======== ========
Weighted average shares (thousands)              49,821   46,343

Plus incremental shares from assumed conversion:
  Employee stock plans                                0        0
  Preferred stock                                     0        0
                                               -------- --------
GAAP adjusted weighted average shares            49,821   46,343
                                               ======== ========
Diluted earnings per share

GAAP basis
GAAP net loss attributable to Unisys
  Corporation for diluted earnings per share     ($43.2)  ($53.5)

Divided by adjusted weighted average shares      49,821   46,343
GAAP loss per diluted share                      ($ .87) ($ 1.15)
                                               ======== ========
Non-GAAP basis
Non-GAAP net loss attributable to Unisys
  Corporation for diluted earnings per share     ($15.8)  ($34.2)

Divided by Non-GAAP adjusted
  weighted average shares                        49,821   46,343

Non-GAAP loss per diluted share                  ($ .32)  ($ .74)
                                               ======== ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                                                 Three Months
                                                Ended March 31
                                              ------------------
                                                 2015     2014
                                               -------- --------
Cash (used for) provided by operations           ($43.3)   $20.1

Additions to marketable software                  (16.7)   (20.7)
Additions to properties                           (13.9)   (15.2)
Additions to outsourcing assets                   (26.7)    (8.7)
                                               -------- --------
Free Cash Flow                                   (100.6)   (24.5)
Pension funding                                    38.7     55.5
                                               -------- --------
Free cash flow before pension funding            ($61.9)   $31.0
                                               ======== ========

                              (3)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                                                 Three Months
                                                Ended March 31
                                              ------------------
                                                 2015     2014
                                               -------- --------
GAAP loss before income taxes                    ($27.7)  ($31.7)

FAS87 pension charges                              27.9     19.5
                                               -------- --------
Non-GAAP income (loss) before income taxes         $0.2   ($12.2)
                                               ======== ========